Exhibit 10.2

[EXECUTION COPY]

May 22, 2020

Dear Nick Glover:

Re:	Separation Agreement and Release

This letter confirms the agreement (this “Agreement”) between Sierra Oncology, Inc. and Sierra Oncology Canada ULC (the “Company” and, collectively with Sierra Oncology, Inc. and each of their respective affiliates and subsidiaries, the “Company Group”) and you concerning the terms of your resignation and provides you with separation compensation in exchange for a general release of claims and covenant not to sue.

1.

Separation Date: The Company Group accepts your resignation as an employee, officer and member of the board of directors of each applicable entity in the Company Group, effective as of May 22, 2020 (the “Separation Date”). You also agree to resign from all other positions you may hold on any position or committee at each applicable entity in the Company Group.

2.

Acknowledgment of Payment of Wages: Within forty-eight (48) hours following the Effective Date (as defined in Section 21 below), we will provide you with one or more final paychecks for all wages, salary, bonuses, accrued, unused vacation balance (if applicable), reimbursable expenses previously submitted by you, and any similar payments due from the Company Group as of the Separation Date. By signing below, you acknowledge that the Company Group does not owe you any other amounts, including any reimbursement for expenses previously submitted. Please promptly submit for reimbursement all final outstanding expenses, if any.

3.

Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Sections 6 and 7 below (the “Release”) and your other promises herein, subject to the Release becoming effective on the Effective Date, the Company Group agrees to provide you with the following:

a.

Severance: The Company agrees to pay you (i) the following payment pursuant to Section 6(b)(i) and 6(b)(ii) of your Employment Agreement with the Company, effective July 15, 2015 (the “Employment Agreement’): a severance payment in the aggregate gross amount of $841,897 CAD[1] (which constitutes twelve (12) months of your current base salary in USD, converted into CAD in accordance with the exchange procedure set forth in the Employment Agreement) payable over the twelve (12)-month period following the Separation Date on the Company’s normal payroll schedule and subject to applicable withholdings and (ii) an amount equal to the Company’s cost of your group health plan coverage at the same level in effect as of your Separation Date (including dependent coverage, if elected prior to your employment termination) through the earlier of the end of the twelve (12) month severance period or the date that you become eligible for group health insurance coverage through a new employer: provided that you agree to provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer during the severance period; and provided

[1]	The amount was converted from $625,987 USD to CAD using the conversion rate of 1.34491111 USD to CAD.

further that the first payment may be delayed to no later than the first business day following the sixtieth (60th) day following the Separation Date, with such initial payment to include any payments that would have been made prior to such date but for the delay.

b.

Equity Acceleration; Extension of Options. You hold the outstanding stock options set forth on Exhibit A, of which 375,948 will be unvested as of the Separation Date (the “Unvested Options”). On the Effective Date, pursuant to Section 3(a)(ii)(2) of the Employment Agreement, those Unvested Options which, but for the termination of your employment, would have vested during the period commencing on the Separation Date and ending on the one-year anniversary date of the Separation Date (the “Termination Options”) will accelerate and vest as at the Separation Date, as set out in Exhibit A. Notwithstanding anything to the contrary in the Employment Agreement and any other agreement or plan, the vesting dates of all Unvested Options other than the Termination Options, will accelerate by one year from their original vesting date (e.g. if the original vesting date was June 30, 2021, the new vesting date will be June 30, 2020) and following such acceleration will continue to vest in accordance with their new vesting schedule as long as you are actually performing the Consulting Services (defined below) in accordance with Section 10 below. All Unvested Options that remain unvested following the termination of your Consulting Services shall be cancelled as of the termination of such Consulting Services. Exhibit A sets forth the new expiration dates of your stock options (including the Termination Options and any options that vest in connection with the acceleration noted above or during the period in which you provide Consulting Services) (the “Vested Options”), which expiration dates have been extended in connection with this Agreement to seventy-five (75) days following the Company Group’s public announcement, via a publicly-disseminated press release or a filing with the U.S. Securities and Exchange Commission (the “Filing Date”), of the top-line data results from MOMENTUM, its planned Phase 3 clinical trial of momelotinib for patients with myelofibrosis. Notwithstanding the foregoing, in no event may the Vested Options be exercised later than the original expiration date applicable to such Vested Options. If you do not exercise your Vested Options by the applicable expiration date, you will no longer have a right to exercise the Vested Options as to any shares.

4.

Return of Company Group Property: You hereby warrant to the Company Group that you have returned to the Company Group all property or data of the Company Group of any type whatsoever that has been in your possession or control.

5.

Proprietary Information: You hereby acknowledge that you are and continue to be bound by the attached Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement (the “PIIA” attached as Exhibit B to the Employment Agreement), and that as a result of your employment with the Company or the Company Group you have had access to the Company’s Proprietary Information (as defined in the PIIA), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

6.	General Release and Waiver of Claims:

a.

The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company Group, severance, notice, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company Group or your resignation or separation from the Company Group, including pursuant to the Employment Agreement. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company Group and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your resignation or separation from employment, including pursuant to the Employment Agreement, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age, disability or otherwise.

b.

You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle and subject to Section 6(c) herein, you hereby agree to expressly waive any rights you may have to that effect.

c.

You hereby acknowledge that you have been advised to consult with an attorney of your choice prior to executing the Release and you understand that you and the Company Group do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. In addition, you do not waive any rights to indemnification you may have under the bylaws of the Company Group or under any indemnification agreements you have entered into with the Company Group. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

7.	Covenant Not to Sue:

a.

To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any local, provincial, state, federal or foreign court, or before any local, provincial, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, (i) which you may now have, have ever had, or may in the future have against Releasees and (ii) which is based in whole or in part on any matter released by this Agreement.

b.

Nothing in this paragraph shall prohibit you from filing a charge or complaint with the Securities and Exchange Commission or any other federal, state, province or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Group. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

c.

Nothing in this paragraph shall prohibit or impair you from complying with all applicable laws, nor shall this Agreement be construed to obligate you to commit (or aid or abet in the commission of) any unlawful act.

8.

Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.

9.	Employee Non-Solicitation: You agree that for the two (2)-year period following the Separation Date, you will not, directly or indirectly:

a.

encourage, solicit, attempt to solicit or otherwise cause any employee of the Company Group to leave the Company Group for any reason or to accept employment or other engagement with any other person or entity. As part of this restriction, you shall not interview or provide any input to any third party to assist in recruitment of any such person during such time period; or

b.

on your own behalf or on behalf of another, retain or hire in any capacity, any person who was employed with the Company Group as of the Separation Date or during the three (3) preceding months, provided, however this restriction will not apply to any such employee whose employment was terminated by any Company Group entity on a without cause basis.

10.

Consulting Services: To assist the Company Group with the transition of your responsibilities in the Company and in consideration of the extension of the exercise period for your options as set forth in Section 3(b) above, you will provide consultation to the Company Group on a non-exclusive basis as a consultant on such matters related to the Company Group as the Chief Executive Officer of the Company Group or his designees may reasonably request (the “Consulting Services”), subject to the following terms and conditions:

a.

The period of Consulting Services will commence on the Separation Date and is expected to end on December 31, 2020, but may be terminated at any time by the Company Group by written notice (which notice may be provided electronically) (such period, the “Consulting Period”).

b.

During the Consulting Period, you agree to provide Consulting Services to the Company Group for up to eight (8) hours per week as may be reasonably agreed between the Chief Executive Officer of the Company Group and you. Your obligations during the Consulting Period will not require any travel and will not require you to report to work at the Company, nor to work any definite hours (unless, in each case, as mutually agreed by you and the Company Group).

c.

In consideration of your performance of the Consulting Services, and subject to your satisfactory performance of the Consulting Services throughout the Consulting Period (as reasonably determined by the Company’s Chief Executive Officer), you will be entitled to an hourly rate of $250, plus GST, for each hour of Consulting Service payable on the first day of the month following the performance of such Consulting Services.

d.

The Company Group will reimburse you for all reasonable and documented expenses incurred by you in the performance of the Consulting Services; provided that any expenses greater than $200 per month are subject to prior approval of the Company Group.

11.

Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

12.

Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13.

Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you, and may not be disclosed except to your immediate family, to your accountants, financial advisors, or attorneys, or pursuant to subpoena or court order. You agree that, if you are asked for information concerning this Agreement, you will state only that you and the Company Group reached an amicable resolution of any disputes concerning your separation from the Company Group. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

14.

No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other provincial, state or federal provisions of similar effect.

15.

Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto, constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including the Employment Agreement. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute this Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16.

Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), you acknowledge that you understand that you will not be held criminally or civilly liable under any federal or state trade secret law in the United States for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You further acknowledge that you understand that if you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company Group, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that you have with the Company Group shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, and you may do so without notifying the Company Group.

17.

Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

18.

Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

19.

Review of Separation Agreement: By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. In no event shall you sign this Agreement before the Separation Date.

20.	Withholding: All payments (including with respect to exercise of options and other equity rights) will be subject to all appropriate income tax withholding.

21.	Effective Date: This Agreement is effective as of the date you execute this Agreement (the “Effective Date”).

22.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

[Signature page follows]

If you agree to abide by the terms outlined in this letter, please sign this letter where indicated below, and return, by email, a copy of that signed document to me. I wish you the best in your future endeavors.

Sincerely,

Sierra Oncology, Inc.

By:	/s/ Robert Pelzer
Robert Pelzer
Chairman of the Board of Directors

Sierra Oncology Canada ULC

By:	/s/ Sukhi Jagpal
Sukhi Jagpal
Chief Financial Officer

READ, UNDERSTOOD AND AGREED:

/s/ Nick Glover	Date:	5/28/2020
Nick Glover